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EXHIBIT 4.3

WITNESS SYSTEMS, INC.
2003 BROAD BASED OPTION PLAN

Section 1.
PURPOSE

        The purpose of this Plan is to promote the interests of the Company by providing to Participants the opportunity to purchase Shares that have appreciated in value in order to attract and retain Participants. The Plan can provide an incentive to work to increase the value of Shares and a stake in the future of the Company that corresponds to the interests of the Company stockholders. The Plan is adopted in connection with the acquisition of Eyretel plc., by the Company in order to replace the stock incentive plan maintained by Eyretel plc. Initial grants will be made to former Eyretel plc. employees to provide an inducement for such employees. The Plan provides for the grant of non-qualified stock options to aid the Company in reaching these goals. It is the Company's intent that a majority of the Options granted under this Plan be granted to Employees other than Directors and officers of the Company, and that a majority of the Participants be Employees other than Directors and officers.

Section 2.
DEFINITIONS

        Each term set forth in this Section shall have the meaning set forth opposite such term for purposes of this Plan and any Option Agreements under this Plan (unless noted otherwise), and for purposes of such definitions, the singular shall include the plural and the plural shall include the singular, and reference to one gender shall include the other gender. Note that some definitions may not be used in this Plan, and may be inserted here solely for possible use in Option Agreements issued under this Plan.

        2.1    Board means the Board of Directors of the Company.

        2.2    Cause shall mean termination of a Participant's employment under any one or more of the following events:

    (a)
    Participant's knowing and willful misconduct with respect to the business and affairs of the Company;

    (b)
    Any material violation by Participant of any policy of the Company relating to ethical conduct or practices or fiduciary duties of a similarly situated executive;

    (c)
    Knowing and willful material breach of any provision of this Agreement which is not remedied within thirty (30) days after Participant's receipt of notice thereof;

    (d)
    Participant's commission of a felony or any illegal act involving moral turpitude or fraud or Participant's dishonesty which may reasonably be expected to have a material adverse effect on the Company; and/or

    (e)
    Failure to comply with reasonable directives of the Board, CEO and/or an executive officer with responsibility for your department which are consistent with Participant's duties, if not remedied within thirty (30) days after Participant's receipt of notice thereof.

        2.3    Change of Control means any of the following:

    (f)
    a Change of Control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or Item 1 of Form 8-K promulgated under the Exchange Act; or

    (g)
    any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

    (h)
    following the election or removal of Directors, a majority of the Board consists of individuals who were not members of the Board two years before such election or removal, unless the election of each Director who was not a Director at the beginning of such two-year period has been approved in advance by Directors representing at least a majority of the Directors then in office who were Directors at the beginning of the two-year period.

        2.4    Code means the Internal Revenue Code of 1986, as amended.

        2.5    Committee means any committee appointed by the Board to administer the Plan, as specified in Section 5 hereof. Any such committee shall be comprised entirely of Directors.

        2.6    Common Stock means the common stock of the Company having a par value of $0.01 per share.

        2.7    Company means Witness Systems, Inc., a Delaware corporation, and any successor to such organization.

        2.8    Director means a member of the Board.

        2.9    Employee means a common law employee of the Company, a Subsidiary or a Parent.

        2.10    Exchange Act means the Securities Exchange Act of 1934, as amended.

        2.11    Exercise Price means the price that shall be paid to purchase one (1) Share upon the exercise of an Option granted under this Plan.

        2.12    Fair Market Value of each Share on any date means the price determined below as of the last business day immediately preceding the date of valuation:

          (a)    If the Share is listed or traded on any established stock exchange or a national market system, including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, its Fair Market Value shall be the closing sale price for the Share (or the mean of the closing bid and ask prices, if no sales were reported), on such exchange or system on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

          (b)    If the Share is not listed or traded on any established stock exchange or a national market system, its Fair Market Value shall be the average of the closing dealer "bid" and "ask" prices of a Share as reflected on the NASDAQ interdealer quotation system of the National Association of Securities Dealers, Inc. on the date of such determination; or

          (c)    In the absence of an established public trading market for the Share, the Fair Market Value of a Share shall be determined in good faith by the Board.

        2.13    FLSA Exclusion means the provisions of Section 7(e) of the Fair Labor Standards Act of 1938 (the "FLSA") that exempt certain stock-based compensation from inclusion in overtime determinations under the FLSA.

        2.14    Insider means an individual who is, on the relevant date, an officer, Director or ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

        2.15    Non-Employee Director means a Director who is not an Employee and who qualifies as a "non-employee director" under Rule 16b-3(b)(3) under the 1934 Act, as amended from time to time.

        2.16    Option means an option granted under this Plan to acquire Shares which is not intended by the Company to satisfy the requirements of Code §422.

        2.17    Option Agreement means an agreement between the Company, a Parent or a Subsidiary, and a Participant evidencing an award of a Option.

        2.18    Outside Director means a Director who is not an Employee and who qualifies as an "outside director" under Code §162(m) and the regulations promulgated thereunder.

        2.19    Parent means any corporation (other than the corporation employing a Participant) in an unbroken chain of corporations ending with the corporation employing a Participant if, at the time of the granting of the option, each of the corporations other than the corporation employing the Participant owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporation in such chain. However, for purposes of interpreting any Option Agreement issued under this Plan as of a date of determination, Parent shall mean any corporation (other than the corporation employing a Participant) in an unbroken chain of corporations ending with the corporation employing a Participant if, at the time of the granting of the option and thereafter through such date of determination, each of the corporations other than the corporation employing the Participant owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporation in such chain.

        2.20    Participant means an individual who receives a Option hereunder.

        2.21    Performance-Based Exception means the performance-based exception from the tax deductibility limitations of Code §162(m).

        2.22    Plan means the Witness Systems, Inc. 2003 Broad Based Option Plan, as may be amended from time to time.

        2.23    Share means a share of the Common Stock of the Company.

        2.24    Subsidiary means any corporation (other than the corporation employing such Participant) in an unbroken chain of corporations beginning with the corporation employing such Participant if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. However, for purposes of interpreting any Option Agreement issued under this Plan as of a date of determination, Subsidiary shall mean any corporation (other than the corporation employing such Participant) in an unbroken chain of corporations beginning with the corporation employing such Participant if, at the time of the granting of the option and thereafter through such date of determination, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 3.
SHARES SUBJECT TO OPTIONS

        The total number of Shares that may be issued pursuant to Options under this Plan shall not exceed 1,600,000, as adjusted pursuant to Section 10. Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company. Furthermore, any Shares subject to a Option which remain after the cancellation, expiration or exchange of such Option thereafter shall again become available for use under this Plan. The Company may, in addition, procure that Shares be made available by the trustee of an applicable employee share trust.

Section 4.
EFFECTIVE DATE

        The effective date of this Plan shall be the date it is adopted by the Board, as noted in resolutions effectuating such adoption. Stockholder approval shall not be sought and shall not be required with respect to this Plan. Correspondingly, stockholder approval of specific grants of Options is necessary to meet the Performance-Based Exception.

Section 5.
ADMINISTRATION

        5.1    General Administration.    This Plan shall be administered by the Board. The Board, acting in its absolute discretion, shall exercise such powers and take such action as expressly called for under this Plan. The Board shall have the power to interpret this Plan and, subject to the terms and provisions of this Plan, to take such other action in the administration and operation of the Plan as it deems equitable under the circumstances. The Board's actions shall be binding on the Company, on each affected Employee, and on each other person directly or indirectly affected by such actions.

        5.2    Authority of the Board.    Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees who shall participate in the Plan, to determine the sizes and types of Options in a manner consistent with the Plan, to determine the terms and conditions of Options in a manner consistent with the Plan, to construe and interpret the Plan and any agreement or instrument entered into under the Plan, to establish, amend or waive rules and regulations for the Plan's administration, and to amend the terms and conditions of any outstanding Options as allowed under the Plan and such Options. Further, the Board may make all other determinations which may be necessary or advisable for the administration of the Plan.

        5.3    Delegation of Authority.    The Board may delegate its authority under the Plan, in whole or in part, to a Committee appointed by the Board consisting of not less than one (1) Director or to one or more other persons to whom the powers of the Board hereunder may be delegated in accordance with applicable law. The members of the Committee and any other persons to whom authority has been delegated shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee or other delegate (if appointed) shall act according to the policies and procedures set forth in the Plan and to those policies and procedures established by the Board, and the Committee or other delegate shall have such powers and responsibilities as are set forth by the Board. Reference to the Board in this Plan shall specifically include reference to the Committee or other delegate where the Board has delegated its authority to the Committee or other delegate, and any action by the Committee or other delegate pursuant to a delegation of authority by the Board shall be deemed an action by the Board under the Plan. Notwithstanding the above, the Board may assume the powers and responsibilities granted to the Committee or other delegate at any time, in whole or in part. With respect to Committee appointments and composition, only a Committee (or a sub-committee thereof) comprised solely of two (2) or more Outside Directors may grant Options that will meet the Performance-Based Exception, and only a Committee comprised solely of Non-Employee Directors may grant Options to Insiders that will be exempt from Section 16(b) of the Exchange Act.

        5.4    Decisions Binding.    All determinations and decisions made by the Board (or its delegate) pursuant to the provisions of this Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.

Section 6.
ELIGIBILITY

        Employees selected by the Board shall be eligible for the grant of Options under this Plan, but no Employee shall have the right to be granted a Option under this Plan merely as a result of his or her status as an Employee. It is the Company's intent that a majority of the Options granted under this Plan be granted to Employees other than Directors and officers of the Company, and that a majority of the Participants be Employees other than Directors and officers.

Section 7.
TERMS OF OPTIONS

        7.1    General Terms and Conditions of All Options.

            (a)    Grants of Options.    The Board, in its absolute discretion, shall grant Options under this Plan from time to time and shall have the right to grant new Options in exchange for outstanding Options. Options shall be granted to Employees selected by the Board, and the Board shall be under no obligation whatsoever to grant Options to all Employees, or to grant all Options subject to the same terms and conditions.

            (b)    Shares Subject to Options.    The number of Shares as to which a Option shall be granted shall be determined by the Board in its sole discretion, subject to the provisions of Section 3 as to the total number of Shares available for grants under the Plan.

            (c)    Option Agreements.    Each Option shall be evidenced by a Option Agreement executed by the Company, a Parent or a Subsidiary, and the Participant, which shall be in such form and contain such terms and conditions as the Board in its discretion may, subject to the provisions of the Plan, from time to time determine.

            (d)    Date of Grant.    The date a Option is granted shall be the date on which the Board (1) has approved the terms and conditions of the Option Agreement, (2) has determined the recipient of the Option and the number of Shares covered by the Option and (3) has taken all such other action necessary to complete the grant of the Option.

        7.2    Necessity of Option Agreements.    Each grant of an Option shall be evidenced by a Option Agreement that shall specify that the Option is a non-qualified stock option, and incorporate such other terms and conditions as the Board, acting in its absolute discretion, deems consistent with the terms of this Plan, including (without limitation) a restriction on the number of Shares subject to the Option that first become exercisable during any calendar year.

        7.3    Determining Optionees.    In determining Employee(s) to whom an Option shall be granted and the number of Shares to be covered by such Option, the Board may take into account the recommendations of the Chief Executive Officer of the Company and its other officers, the duties of the Employee, the present and potential contributions of the Employee to the success of the Company, the anticipated number of years of service remaining before the attainment by the Employee of retirement age, and other factors deemed relevant by the Board, in its sole discretion, in connection with accomplishing the purpose of this Plan. An Employee who has been granted an Option to purchase Shares, whether under this Plan or otherwise, may be granted one or more additional Options.

        7.4    Exercise Price.    Subject to adjustment in accordance with Section 10 and the other provisions of this Section, the Exercise Price shall be as set forth in the applicable Option Agreement. If a Option is an Option, the Exercise Price for each Share shall be no less than (1) the minimum price required by applicable state law, or (2) the minimum price required by the Company's governing instrument, or (3) $0.01, whichever price is greater. Any Option intended to meet the Performance-Based Exception must be granted with an Exercise Price equivalent to or greater than the Fair Market Value of the Shares subject thereto and must be separately approved by the Company's stockholders. Any Option intended to meet the FLSA Exclusion must be granted with an Exercise Price equivalent to or greater than eighty-five percent (85%) of the Fair Market Value of the Shares subject thereto on the date granted.

        7.5    Option Term.    Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Agreement, but no Option Agreement shall:

    (a)
    make an Option exercisable before the date such Option is granted; or

    (b)
    make an Option exercisable after the earlier of:

    (i)
    the date such Option is exercised in full, or

    (ii)
    the date that is the tenth (10th) anniversary of the date such Option is granted. The exercise of an Option after the employment of an Employee has terminated for any reason whatsoever, including death or disability, shall be effected in accordance with the terms and provisions of its Option Agreement. The Employee's rights, if any, upon termination of employment will be set forth in the applicable Option Agreement.

        7.6    Payment.    Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised accompanied by full payment for the Shares. Payment for shares of Stock purchased pursuant to exercise of an Option shall be made in cash to the Company or if so directed by the Company to any relevant trustee of an employee share trust or, unless the Option Agreement provides otherwise, by delivery to the Company of a number of Shares that have been owned and completely paid for by the holder for at least six (6) months prior to the date of exercise (i.e., "mature shares" for accounting purposes) having an aggregate Fair Market Value equal to the amount to be tendered, or a combination thereof. In addition, if the Option Agreement so provides, the Option may be exercised through a brokerage transaction following registration of the Company's equity securities under Section 12 of the Securities Exchange Act of 1934 as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board, unless prohibited by the Sarbanes-Oxley Act of 2002. However, notwithstanding the foregoing, with respect to any Option recipient who is an Insider, a tender of shares or a cashless exercise must (1) have met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) be a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless the Option Agreement provides otherwise, the foregoing exercise payment methods shall be deemed to be subsequent transactions approved at the time of and by the original grant of an Option and shall not require separate approval. Except as provided in Subsection 7.7 below, payment shall be made at the time that the Option or any part thereof is exercised, and no Shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder.

        7.7    Conditions to Exercise of an Option.    Each Option granted under the Plan shall vest and shall be exercisable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Board shall specify in the Option Agreement; provided, however, that subsequent to the grant of an Option, the Board, at any time before complete termination of such Option, may accelerate the time or times at which such Option may vest or be exercised in whole or in part. Notwithstanding the foregoing, an Option intended to meet the FLSA Exclusion shall not be exercisable for at least six (6) months following the date it is granted, except by reason of death, disability, retirement, a change in corporate ownership or other circumstances permitted under regulations promulgated under the FLSA Exclusion. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, vesting or performance-based restrictions, rights of the Company to re-purchase Shares acquired pursuant to the exercise of an Option, voting restrictions, investment intent restrictions, restrictions on transfer, "first refusal" rights of the Company to purchase Shares acquired pursuant to the exercise of an Option prior to their sale to any other person, "drag along" rights requiring the sale of shares to a third party purchaser in certain circumstances, "lock up" type restrictions in the case of an initial public offering of the Company's stock, restrictions or limitations or other provisions that would be applied to stockholders under any applicable agreement among the stockholders, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares.

        7.8    Transferability of Options.    An Option shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her Option, such Option may be exercised by such Participant's legal guardian, legal representative, or other representative whom the Board deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant who shall be able to exercise the Option if the Participant is incapacitated shall be determined by the Board in its sole and absolute discretion. Notwithstanding the foregoing, except as otherwise provided in the Option Agreement, an Option may also be transferred by a Participant as a bona fide gift (i) to his spouse, child, grandchild, stepchild, and children by adoption, brother or sister, parent, step-parent, grandparent, or mother, father, brother or sister-in-law (ii) to a trust for the benefit of one or more individuals described in clause (i) and no other persons, or (iii) to a partnership of which the only partners are one or more individuals described in clause (i), in which case the transferee shall be subject to all provisions of the Plan, the Option Agreement and other agreements with the Participant in connection with the exercise of the Option and purchase of Shares. In the event of such a gift, the Participant shall promptly notify the Board of such transfer and deliver to the Board such written documentation as the Board may in its discretion request, including, without limitation, the written acknowledgment of the donee that the donee is subject to the provisions of the Plan, the Option Agreement and other agreements with the Participant.

        7.9    Special Provisions for Certain Substitute Options.    Notwithstanding anything to the contrary in this Section, any Option in substitution for a stock option previously issued by another entity, which substitution occurs in connection with a transaction to which Code §424(a) is applicable, may provide for an exercise price computed in accordance with Code §424(a) and the regulations thereunder and may contain such other terms and conditions as the Board may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued stock option being replaced thereby.

Section 8.
SECURITIES REGULATION

        Each Option Agreement may provide that, upon the receipt of Shares as a result of the exercise of a Option or otherwise, the Participant shall, if so requested by the Company, hold such Shares for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Each Option Agreement may also provide that, if so requested by the Company, the Participant shall make a written representation to the Company that he or she will not sell or offer to sell any of such Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended ("1933 Act"), and any applicable state securities law or, unless he or she shall have furnished to the Company an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required. Certificates representing the Shares transferred upon the exercise of a Option granted under this Plan may at the discretion of the Company bear a legend to the effect that such Shares have not been registered under the 1933 Act or any applicable state securities law and that such Shares may not be sold or offered for sale in the absence of an effective registration statement as to such Shares under the 1933 Act and any applicable state securities law or an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required.

Section 9.
LIFE OF PLAN

        No Option shall be granted under this Plan on or after the earlier of:

          (a) the tenth (10th) anniversary of the effective date of this Plan (as determined under Section 4 of this Plan), in which event this Plan thereafter shall continue in effect until all outstanding Options have been exercised in full or no longer are exercisable, or

          (b) the date on which all of the Shares reserved under Section 3 of this Plan have (as a result of the exercise of Options granted under this Plan) been issued or no longer are available for use under this Plan, in which event this Plan also shall terminate on such date.

Section 10.
ADJUSTMENT

        Notwithstanding anything in Section 12 to the contrary, the number of Shares reserved under Section 3 of this Plan, the limit on the number of Shares that may be granted during a calendar year to any individual under Section 3 of this Plan, and the number of Shares subject to Options granted under this Plan, shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as stock dividends or stock splits. Furthermore, the Board shall have the right to adjust (in a manner that satisfies the requirements of Code §424(a)) the number of Shares reserved under Section 3, and the number of Shares subject to Options granted under this Plan, and the Exercise Price of any Options in the event of any corporate transaction described in Code §424(a) that provides for the substitution or assumption of such Options. If any adjustment under this Section creates a fractional Share or a right to acquire a fractional Share, such fractional Share shall be disregarded, and the number of Shares reserved under this Plan and the number subject to any Options granted under this Plan shall be the next lower number of Shares, rounding all fractions downward. An adjustment made under this Section by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in the number of Shares reserved under Section 3.

Section 11.
CHANGE OF CONTROL OF THE COMPANY

        Except as otherwise provided in a Option Agreement, if a Change of Control occurs, and if the agreements effectuating the Change of Control do not provide for the assumption or substitution of all Options granted under this Plan, with respect to any Option granted under this Plan that is not so assumed or substituted (a "Non-Assumed Option"), the Committee, in its sole and absolute discretion, may, with respect to any or all of such Non-Assumed Options, take any or all of the following actions to be effective as of the date of the Change of Control (or as of any other date fixed by the Committee occurring within the thirty (30) day period immediately preceding the date of the Change of Control, but only if such action remains contingent upon the effectuation of the Change of Control) (such date referred to as the "Action Effective Date"):

    (a)
    Accelerate the vesting and/or exercisability of such Non-Assumed Option; and/or

    (b)
    Unilaterally cancel such Non-Assumed Option in exchange for:

    (i)
    whole and/or fractional Shares (or for whole Shares and cash in lieu of any fractional Share) or whole and/or fractional shares of a successor (or for whole shares of a successor and cash in lieu of any fractional share) that, in the aggregate, are equal in value to the excess of the Fair Market Value of the Shares that could be purchased subject to such Non-Assumed Option determined as of the Action Effective Date (taking into account vesting) over the aggregate Exercise Price for such Shares; or

    (ii)
    cash or other property equal in value to the excess of the Fair Market Value of the Shares that could be purchased subject to such Non-Assumed Option determined as of the Action Effective Date (taking into account vesting) over the aggregate Exercise Price for such Shares.

However, notwithstanding the foregoing, to the extent that the recipient of a Non-Assumed Option is an Insider, payment of cash in lieu of whole or fractional Shares or shares of a successor may only be made to the extent that such payment (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless a Option Agreement provides otherwise, the payment of cash in lieu of whole or fractional Shares or in lieu of whole or fractional shares of a successor shall be considered a subsequent transaction approved by the original grant of an Option.

Section 12.
AMENDMENT OR TERMINATION

        This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the stockholders of the Company (a) to increase the number of Shares reserved under Section 3, except as set forth in Section 10, (b) to extend the maximum life of the Plan under Section 9 or the maximum exercise period under Section 7, (c) to decrease the minimum Exercise Price under Section 7, or (d) to change the designation of Employees eligible for Options under Section 6. The Board also may suspend the granting of Options under this Plan at any time and may terminate this Plan at any time. The Company shall have the right to modify, amend or cancel any Option after it has been granted if (I) the modification, amendment or cancellation does not diminish the rights or benefits of the Option recipient under the Option (provided, however, that a modification, amendment or cancellation that results solely in a change in the tax consequences with respect to a Option shall not be deemed as a diminishment of rights or benefits of such Option), (II) the Participant consents in writing to such modification, amendment or cancellation, (III) there is a dissolution or liquidation of the Company, (IV) this Plan and/or the Option Agreement expressly provides for such modification, amendment or cancellation, or (V) the Company would otherwise have the right to make such modification, amendment or cancellation by applicable law.

Section 13.
MISCELLANEOUS

        13.1    Stockholder Rights.    No Participant shall have any rights as a stockholder of the Company as a result of the grant of a Option to him or to her under this Plan or his or her exercise of such Option pending the actual delivery of Shares subject to such Option to such Participant.

        13.2    No Guarantee of Continued Relationship.    The grant of a Option to a Participant under this Plan shall not constitute a contract of employment and shall not confer on a Participant any rights upon his or her termination of employment or relationship with the Company in addition to those rights, if any, expressly set forth in the Option Agreement that evidences his or her Option.

        13.3    Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the fulfillment of any Option, an amount sufficient to satisfy any US federal, state and local taxes and any UK tax and national insurance contributions and any other domestic or foreign taxes or social security contributions, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan and/or any action taken by a Participant with respect to a Option. Whenever Shares are to be issued to a Participant upon exercise of an Option, the Company shall have the right to require the Participant to remit to the Company, as a condition of exercise of the Option, an amount in cash (or, unless the Option Agreement provides otherwise, in Shares) sufficient to satisfy any US federal, state and local taxes and any UK tax and national insurance contributions and any other domestic or foreign taxes or social security contributions at the time of exercise. However, notwithstanding the foregoing, to the extent that a Participant is an Insider, satisfaction of withholding requirements by having the Company withhold Shares may only be made to the extent that such withholding of Shares (1) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless the Option Agreement provides otherwise, the withholding of shares to satisfy federal, state and local withholding tax requirements shall be a subsequent transaction approved by the original grant of a Option. Notwithstanding the foregoing, in no event shall payment of withholding taxes be made by a retention of Shares by the Company unless the Company retains only Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld.

        13.4    Transfer.    The transfer of an Employee between or among the Company, a Subsidiary or a Parent shall not be treated as a termination of his or her employment under this Plan.

        13.5    Construction.    This Plan shall be construed under the laws of the State of Delaware.

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  EXHIBIT 4.3